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   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 14, 1999
                                                    REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 NEXTCARD, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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
             DELAWARE                             6141                           68-0384-606
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)
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                            ------------------------

                                 JEREMY R. LENT
                            CHIEF EXECUTIVE OFFICER
                                 NEXTCARD, INC.
                         595 MARKET STREET, SUITE 1800
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 836-9700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                   COPIES TO:

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
               RONALD H. STAR, ESQ.                              MICHAEL J. HALLORAN, ESQ.
                 JOANNE BAL, ESQ.                                 KAREN A. DEMPSEY, ESQ.
              ELIZABETH B. KENT, ESQ.                              DAVINA K. KAILE, ESQ.
               BRETT MCDONNELL, ESQ.                                KAREN M. YAN, ESQ.
         HOWARD, RICE, NEMEROVSKI, CANADY,                     PILLSBURY MADISON & SUTRO LLP
     FALK & RABKIN, A PROFESSIONAL CORPORATION                     235 MONTGOMERY STREET
        THREE EMBARCADERO CENTER, SUITE 700                   SAN FRANCISCO, CALIFORNIA 94104
          SAN FRANCISCO, CALIFORNIA 94111                             (415) 983-1000
                  (415) 434-1600
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        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

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     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-91333

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
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         Exhibits

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

   Exhibit Number                              Description
       1.1 Underwriting Agreement, dated December 9, 1999, by and among NextCard, Inc., certain selling stockholders, and Donaldson, Lufkin & Jenrette and Goldman, Sachs & Co., as lead underwriters.

       5.1 Opinion of Howard, Rice Nemerovski, Canady, Falk & Rabkin, A Professional Corporation.

      23.2          Consent of Ernst & Young, Independent Auditors.

      24.1          Power of Attorney.
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